Energy Recovery Reports
Product Revenue Growth of 26% for Fiscal Year 2020
$50 million Share Buyback Program Announced

SAN LEANDRO, Calif. - March 11, 2021 - Energy Recovery, Inc. (Nasdaq: ERII) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2020. The Company achieved 26% product revenue growth for the fiscal year 2020 across all business segments, which includes a 27% year-over-year growth in our core seawater desalination business.

Strong 2020 results combined with projected growth in 2021 and 2022 will likely increase Energy Recovery’s cash balances. As a result, the Board of Directors of the Company approved a share repurchase program on March 9, 2021. Under this program, the Company may repurchase up to $50.0 million of the Company’s outstanding common stock. The repurchases will take place in open-market transactions and will focus on maximizing the number of shares purchased by Energy Recovery.

“We ended a difficult 2020 stronger than we started,” said Bob Mao, Chairman of the Board, President and Chief Executive Officer of Energy Recovery. “We kept our employees safe while keeping our production running, grew our base water business and achieved record revenue despite the pandemic, launched our new Ultra PX™ energy recovery device for industrial wastewater treatment, and issued our first Environmental, Social and Governance (“ESG”) report.”

Mr. Mao continued, “I believe 2021 is going to be an even more exciting year for Energy Recovery. In early March, we deployed the VorTeq at a live well with one of the largest independent oil producers in the U.S., a key step towards demonstrating the value proposition of the product and ensuring readiness for commercial deployment. We continue to work on the other critical hurdle for profitable commercialization - extending the service life of the VorTeq cartridges.”

Mr. Mao concluded, “We also continue to push the boundaries of our core technology, the pressure exchanger, to handle new operating environments and industrial applications, including actively developing capabilities to handle gases. With this broader operating range, our first target is to address the challenges faced in industrial and commercial refrigeration. We are taking a disciplined approach to incubating new products, with clear financial and time bounds on each of our initiatives, which we believe will enable us to more rapidly drive shareholder value.”

Financial Results

Three Months Ended December 31,	Years Ended December 31,
2020	2019	Variance	2020	2019	Variance
(in millions, except earnings per share, percentages and basis points)
Product revenue	$26.4	$15.8	67%	$92.1	$72.8	26%
License and development revenue	—	3.7	(100%)	26.9	14.1	91%
Total revenue	$26.4	$19.5	36%	$119.0	$86.9	37%

Product gross profit	$18.2	$11.3	61%	$63.8	$52.5	22%
Product gross margin	69.0%	71.5%	(250)	bps	69.3%	72.1%	(280)	bps

Operating Expense	$14.4	$15.9	(9%)	$59.4	$56.2	6%
Operating income (loss)	$3.8	$(0.9)	519%	$31.3	$10.4	202%

Net income (loss)	$3.5	$(0.6)	667%	$26.4	$10.9	142%
Diluted earnings (deficit) per share	$0.06	$(0.01)	$0.07	$0.47	$0.19	$0.28

Operating cash flow	$6.5	$4.8	37%	$16.9	$5.3	220%
Cash and securities	$114.7	$100.5	14%	$114.7	$100.5	14%

Product Channel Revenue

	Three Months Ended December 31, 2020			Years Ended December 31,
	2020	2019	Variance	2020	2019	Variance
	(In millions, except percentages)
Megaproject	$19.6	$6.2	215%	$66.8	$38.2	75%
Original equipment manufacturer	4.1	6.8	(39%)	15.8	23.0	(31%)
Aftermarket	2.7	2.7	(3%)	9.5	11.7	(19%)
Total product revenue	$26.4	$15.8	67%	$92.1	$72.8	26%

“We beat our 2020 water guidance by more than 1%, a growth target that we first communicated in October 2019 and later reaffirmed once we understood the impact of the COVID-19 pandemic,” said Joshua Ballard, Chief Financial Officer of Energy Recovery. “In addition, we achieved our product gross margin target in 2020, and operating expenditures grew only 6% compared to a guidance of 10-12% in 2019, despite a $2.3 million one-time impairment charge. More importantly, in-line with our third quarter comments, VorTeq-related research and development (“R&D) spend fell 17% for the year, and 45% year-on-year in the fourth quarter. These OPEX results underscore our commitment to disciplined R&D, as well our ability to leverage our existing operations as we grow while increasing profitability. You can expect this disciplined approach to OPEX and new product introduction in 2021.”

Fiscal Year 2020
Revenues
For the year ended December 31, 2020, our total revenue increased 37% as compared to prior year driven by two primary factors: 27% growth in our core water desalination business, and a 91% increase in our oil & gas license development revenue due to the accelerated recognition of revenue associated with the termination of the Schlumberger exclusivity agreement.

For the 5th consecutive year, our Water segment achieved record revenue for the year ended December 31, 2020, with the megaproject (“MPD”) channel as the main driver of our revenue growth. In 2020, large scale desalination projects were generally unaffected by COVID-19 and the decline in economic conditions. Strong growth in our MPD channel is indicative of the growing demand for potable water globally, as well as the technological conversion occurring within the industry as thermal desalination plants begin to be decommissioned and replaced with reverse osmosis plants.

Our original equipment manufacturer (“OEM”) and aftermarket (“AM”) channels, which contain projects of shorter duration, were negatively affected by COVID-19 and the resulting decline in the economic conditions in fiscal year 2020, which ultimately delayed certain new installation and upgrade projects, as well as non-critical plant maintenance. Specifically, in our OEM channel, we sell into a number of industries, including tourism and hospitality, which were greatly affected by COVID-19.

In our Oil & Gas segment we accelerated revenue recognition from the termination of the license agreement between us and Schlumberger in the second quarter of 2020. No revenue was recognized in the second half of 2020, and there will be no future license revenue recognized associated with this contract.
Product Gross Margin
For the year ended December 31, 2020 product gross margin decreased 280 basis points as compared to prior year. This decrease was primarily a result of costs associated with reduced utilization of our manufacturing facilities due to COVID-19, increased costs related to COVID-19 safety protocols, and overhead costs of our Tracy, California facility. The increasing size and volume of MPD customer projects has also exerted downward pressure on our average per unit selling price, which contributed to product gross margin reductions.

Operating Expenses
For the year ended December 31, 2020, operating expenses increased $3.2 million as compared to prior year. Excluding the $2.3 million impairment expense of certain long-lived assets that were directly related to the termination of the VorTeq License Agreement, the increase in operating expense was due primarily to growth in general and administrative (“G&A”) expenses. The increase in our G&A expenses is largely due to increased investment to protect our employees from COVID-19, full year effect of hires that occurred in 2019, increased facility costs, and professional fees related to our ESG efforts.

Sales and marketing (“S&M”) expenses decreased as compared to prior year due primarily to COVID-19, as we temporarily reduced a majority of travel-related marketing events.

Research and development (“R&D”) expenses were relatively flat as compared to prior year. Expenditures related to the development of the VorTeq peaked in the first half of 2020, but fell 17% for the fiscal year as compared to prior year. This decrease in spending was partially offset by costs to support other incubation initiatives.

Bottom Line Summary
On an annual basis, we reported a net income of $26.4 million, or $0.47 per diluted share, for the year ended December 31, 2020, compared to a net income of $10.9 million, or $0.19 per diluted share, for the year ended December 31, 2019.

Fourth Quarter 2020
Revenues
For the fourth quarter ended December 31, 2020, total revenue increased 36% compared to the fourth quarter ended December 31, 2019. This increase was due primarily to 67% growth in product revenue in the Water segment, as compared to the fourth quarter ended December 31, 2019. In the Oil & Gas segment, there was no license and development revenue recognized as a result of the termination of the VorTeq License Agreement.

The Water desalination business growth in the fourth quarter ended December 31, 2020 was driven by strong performance of our MPD channel. We continued to observe COVID-19 related slowdowns in our OEM and AM channels as industries such as tourism and hospitality deferred reverse osmosis projects. In our AM channel, some customers sought to delay non-critical maintenance.
Product Gross Margin
For the fourth quarter ended December 31, 2020, product gross margin decreased 250 basis points as compared to the fourth quarter ended December 31, 2019. The decrease in product gross margin was primarily related to lower average selling price of our PX as the growing magnitude of MPD projects exerted downward pressure on per unit pricing.

Operating Expenses
For the fourth quarter ended December 31, 2020 operating expenses decreased $1.5 million as compared to the fourth quarter ended December 31, 2019. This decrease was due primarily to lower R&D expenditures, driven by a 45% decrease in VorTeq-related testing activities, and partially offset by our continued investment in our incubation initiatives.

G&A expenses increased as compared to the fourth quarter ended December 31, 2019, due primarily to higher personnel and facility-related costs and partially offset by lower travel and professional services expenditures.

S&M expenses decreased as compared to the fourth quarter ended December 31, 2019, due primarily to COVID-19 related slowdowns in marketing and travel related activities.

Bottom Line Summary
On a quarterly basis, we reported a net income of $3.5 million, or $0.06 per diluted share, for the fourth quarter ended December 31, 2020, compared to a net deficit of $0.6 million, or ($0.01) per diluted share, for the fourth quarter ended December 31, 2019.

Cash Flow Highlights
We finished the year ended December 31, 2020 with cash and cash equivalents of $94.3 million, and short-term investments of $20.4 million, which represents a combined total of $114.7 million. Despite the COVID-19 pandemic, our customer collections, and therefore cash flows, remain strong, indicative of the overall strength of the desalination market in 2020.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s belief that the projected growth in 2021 and 2022 will increase the Company’s cash balances; that the deployment of the VorTeq at a live well will help demonstrate the value proposition of the VorTeq; that the Company will ever commercialize the VorTeq; that the Company will be able to extend the service life of the VorTeq cartridges; that the Company will be able to develop the pressure exchanger’s capabilities to handle gases; that the Company will be able to develop products to address challenges faced in industrial and commercial refrigeration; that the Company will be able to drive shareholder value; and that the Company will introduce new products in 2021. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties include any other factors that may have been discussed herein regarding the risks and uncertainties of the Company’s business, and the risks discussed under “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019 as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company’s actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

Conference Call to Discuss Fourth Quarter and Fiscal Year End 2020 Financial Results
LIVE CONFERENCE CALL:
Thursday, March 11, 2021, 2:00 PM PST / 5:00 PM EST
Listen-only, US / Canada Toll-Free: +1 (877) 709-8150
Listen-only, Local / International Toll: +1 (201) 689-8354
Access code: 13714951

CONFERENCE CALL REPLAY:
Expiration: Sunday, April 11, 2021
US / Canada Toll-Free: +1 (877) 660-6853
Local / International Toll: +1 (201) 612-7415
Access code: 13714951

Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

Disclosure Information
Energy Recovery uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Energy Recovery’s investor relations website in addition to following Energy Recovery’s press releases, SEC filings, and public conference calls and webcasts.

About Energy Recovery
Energy Recovery creates technologies that solve complex challenges for industrial fluid-flow markets worldwide. Building on our pressure exchanger technology platform, we design and manufacture solutions that make industrial processes more efficient and sustainable. What began as a game-changing invention for desalination has grown into a global business advancing the environmental sustainability of customers’ operations in multiple industries. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing, research and development facilities across California and Texas with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.

Contact
Investor Relations
ir@energyrecovery.com
+1 (281) 962-8105

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2020	December 31, 2019
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$94,255	$26,387
Short-term investments	20,446	58,736
Accounts receivable, net	11,792	12,979
Inventories, net	11,748	10,317
Prepaid expenses and other current assets	4,950	4,548
Total current assets	143,191	112,967
Long-term investments	—	15,419
Deferred tax assets, non-current	11,030	16,897
Property and equipment, net	20,176	18,843
Operating lease, right of use asset	16,090	11,195
Goodwill and other intangible assets	12,839	12,855
Other assets, non-current	988	598
Total assets	$204,314	$188,774
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,118	$1,192
Accrued expenses and other current liabilities	11,816	9,869
Lease liabilities	1,243	1,023
Contract liabilities	1,552	15,746
Total current liabilities	15,729	27,830
Lease liabilities, non-current	16,443	11,533
Contract liabilities, non-current	88	13,120
Other non-current liabilities	430	278
Total liabilities	32,690	52,761

Stockholders’ equity:
Common stock	62	61
Additional paid-in capital	179,161	170,028
Accumulated other comprehensive income (loss)	53	(37)
Treasury stock	(30,486)	(30,486)
Retained earnings (accumulated deficit)	22,834	(3,553)
Total stockholders’ equity	171,624	136,013
Total liabilities and stockholders’ equity	$204,314	$188,774

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(In thousands, except per share data)
Product revenue	$26,426	$15,784	$92,091	$72,834
Product cost of revenue	8,200	4,492	28,249	20,335
Product gross profit	18,226	11,292	63,842	52,499

License and development revenue	—	3,717	26,895	14,108

Operating expenses:
General and administrative	6,768	6,042	25,519	22,832
Sales and marketing	2,351	2,724	8,127	9,434
Research and development	5,290	7,048	23,449	23,402
Amortization of intangible assets	4	106	16	575
Impairment of long-lived assets	—	—	2,332	—
Total operating expenses	14,413	15,920	59,443	56,243
Income (loss) from operations	3,813	(911)	31,294	10,364

Other income:
Interest income	104	459	913	2,010
Other non-operating expense, net	(15)	(41)	(74)	(118)
Total other income, net	89	418	839	1,892
Income (loss) before income taxes	3,902	(493)	32,133	12,256
Provision for income taxes	449	116	5,746	1,343
Net income (loss)	$3,453	$(609)	$26,387	$10,913

Earnings (deficit) per share:
Basic	$0.06	$(0.01)	$0.47	$0.20
Diluted	$0.06	$(0.01)	$0.47	$0.19

Number of shares used in per share calculations:
Basic	56,113	55,201	55,709	54,740
Diluted	57,261	55,201	56,637	56,067

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net income	$26,387	$10,913
Adjustments to reconcile net income to cash provided by operating activities
Stock-based compensation	4,787	5,676
Depreciation and amortization	5,299	4,395
Amortization of premiums and discounts on investments	390	65
Deferred income taxes	5,867	1,421
Provision for warranty claims	403	402
Impairment of long-lived assets	2,332	—
Other non-cash adjustments	(8)	92
Changes in operating assets and liabilities:
Accounts receivable, net	1,098	(2,679)
Contract assets	(1,200)	3,391
Inventories, net	(1,622)	(3,256)
Prepaid and other assets	415	(263)
Accounts payable	(205)	(373)
Accrued expenses and other liabilities	164	(600)
Income taxes	(11)	27
Contract liabilities	(27,226)	(13,943)
Net cash provided by operating activities	16,870	5,268
Cash flows from investing activities:
Sales of marketable securities	10,573	7,608
Maturities of marketable securities	55,667	78,100
Purchases of marketable securities	(12,855)	(85,207)
Capital expenditures	(6,785)	(7,382)
Net cash provided by (used in) investing activities	46,600	(6,881)
Cash flows from financing activities:
Net proceeds from issuance of common stock	4,397	6,073
Tax payment for employee shares withheld	(23)	(110)
Net cash provided by (used in) financing activities	4,374	5,963
Effect of exchange rate differences on cash and cash equivalents	26	—
Net change in cash, cash equivalents and restricted cash	67,870	4,350
Cash, cash equivalents and restricted cash, beginning of year	26,488	22,138
Cash, cash equivalents and restricted cash, end of year	$94,358	$26,488

ENERGY RECOVERY, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended December 31, 2020				Three Months Ended December 31, 2019
	Water	Oil & Gas	Corporate	Total	Water	Oil & Gas	Corporate	Total
	(In thousands)
Product revenue	$26,396	$30	$—	$26,426	$15,784	$—	$—	$15,784
Product cost of revenue	8,190	10	—	8,200	4,493	(1)	—	4,492
Product gross profit	18,206	20	—	18,226	11,291	1	—	11,292

License and development revenue	—	—	—	—	—	3,717	—	3,717

Operating expenses
General and administrative	729	457	5,582	6,768	45	369	5,628	6,042
Sales and marketing	1,651	6	694	2,351	2,014	67	643	2,724
Research and development	388	3,139	1,763	5,290	1,031	5,750	267	7,048
Amortization of intangible assets	4	—	—	4	106	—	—	106
Total operating expenses	2,772	3,602	8,039	14,413	3,196	6,186	6,538	15,920

Operating income (loss)	$15,434	$(3,582)	$(8,039)	3,813	$8,095	$(2,468)	$(6,538)	(911)
Other income, net				89				418
Income before income taxes				$3,902				$(493)

	Year Ended December 31, 2020				Year Ended December 31, 2019
	Water	Oil & Gas	Corporate	Total	Water	Oil & Gas	Corporate	Total
	(In thousands)
Product revenue	$92,061	$30	$—	$92,091	$72,730	$104	$—	$72,834
Product cost of revenue	28,239	10	—	28,249	20,148	187	—	20,335
Product gross profit (loss)	63,822	20	—	63,842	52,582	(83)	—	52,499

License and development revenue	—	26,895	—	26,895	—	14,108	—	14,108

Operating expenses
General and administrative	2,196	2,058	21,265	25,519	1,501	1,576	19,755	22,832
Sales and marketing	5,958	112	2,057	8,127	7,072	741	1,621	9,434
Research and development	2,973	15,859	4,617	23,449	3,825	19,085	492	23,402
Amortization of intangible assets	16	—	—	16	575	—	—	575
Impairment of long-lived assets	—	2,332	—	2,332	—	—	—	—
Total operating expenses	11,143	20,361	27,939	59,443	12,973	21,402	21,868	56,243

Operating income (loss)	$52,679	$6,554	$(27,939)	31,294	$39,609	$(7,377)	$(21,868)	10,364
Other income, net				839				1,892
Income before income taxes				$32,133				$12,256